UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 6, 2024

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

300 Tice Boulevard, Suite 290, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HDSN	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 1.01	Entry into a Material Definitive Agreement

USA Refrigerants Acquisition

On June 6, 2024, Hudson Technologies Company, an indirect, wholly-owned subsidiary of Hudson Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among Hudson Technologies Company (“Buyer”), USA United Suppliers of America, Inc. (d/b/a USA Refrigerants) (“USAR”), B&B Jobber Services, Inc. (“B&B” and, collectively with USAR, “Sellers”), and the individual equity holders of Seller. The transaction contemplated by the Asset Purchase Agreement (the “USA Refrigerants Acquisition”) closed on June 6, 2024.

Pursuant to the Asset Purchase Agreement, Buyer acquired substantially all the business assets of Sellers and assumed only certain specified ongoing ordinary course contractual liabilities of Sellers. The Asset Purchase Agreement also contains customary representations and warranties, indemnity and restrictive covenant provisions.

The consideration for the USA Refrigerants Acquisition is approximately $20.7 million in cash, payable at the closing, subject to customary escrow holdbacks and inventory adjustments, and also provides for a further contingent payment of up to $2.0 million payable, to the extent earned, approximately 18 months from the closing date.

The description of the foregoing Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 to this Report.

On June 7, 2024, the Company also issued a press release announcing certain of the matters described in this Current Report on Form 8-K. A copy of the foregoing press release is attached hereto as Exhibit 99.1.

See also Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Revolving Credit Facility Amendment

On June 6, 2024, Hudson Technologies Company (“HTC”) and Hudson Holdings, Inc. (“Holdings”), as borrowers (collectively, the “Borrowers”), and Hudson Technologies, Inc. (the “Company”) as a guarantor, entered into a First Amendment to Amended and Restated Credit Agreement and Limited Consent dated June 6, 2024 (the “First Amendment”) with Wells Fargo Bank, National Association, as administrative agent and lender (“Agent” or “Wells Fargo”) and such other lenders as have or may thereafter become a party to the Wells Fargo Facility (the “Lenders”).

Pursuant to the First Amendment, the Agent and the Lenders consented to the consummation of the USA Refrigerants Acquisition and made certain other technical amendments to the existing Amended and Restated Credit Agreement dated March 2, 2022 (the “Wells Fargo Facility”), including the calculation of the borrowing base under the Wells Fargo Facility, as amended. The First Amendment also provides for permitted stock repurchases by the Company in an amount not to exceed $5 million per calendar year, and $15 million in aggregate over the term of the Wells Fargo Facility, upon satisfaction of certain conditions.

The description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.2 to this Report.

Item 9.01	Financial Statements and Exhibits

(d)            Exhibits

Exhibit Number	Name of Exhibit
10.1	Asset Purchase Agreement dated June 6, 2024 by and among Hudson Technologies Company, USA United Suppliers of America, Inc. (d/b/a USA Refrigerants), B&B Jobber Services, Inc., and the equityholders signatory thereto (1)

10.2	First Amendment to Amended and Restated Credit Agreement and Limited Consent dated June 6, 2024 by and among Wells Fargo Bank, National Association, as Agent, Hudson Technologies, Inc., and the Borrowers and Lenders party thereto (1)

99.1	Press Release dated June 7, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Certain exhibits and schedules have been omitted from this filing pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2024

HUDSON TECHNOLOGIES, INC.

By:	/s/ Nat Krishnamurti
Name:	Nat Krishnamurti
Title:	Chief Financial Officer & Secretary

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